EXHIBIT 99.1

ProPhase Labs Reports Financial Results

for the Three Months Ended March 31, 2016

DOYLESTOWN, Pennsylvania – May 10, 2016. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $5.4 million for the three months ended March 31, 2016 as compared to net sales of $5.9 million for the three months ended March 31, 2015. The Company incurred a net loss for the three months ended March 31, 2016, of $1.3 million, or ($0.08) per share, compared to a net loss of $1.4 million, or ($0.09) per share, for the three months ended March 31, 2015.

The Company’s sales are derived principally from its over-the-counter health care and cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter. According to IMS Health (a healthcare industry information provider), key industry statistics reveal that the incidence of upper respiratory illness across the country has been down approximately 11% for the period January through March 2016 as compared to the prior year January through March 2015. The category of cough and cold product sales, including our Cold-EEZE® sales, are highly correlated to the incidence of upper respiratory illness.

Results for the first quarter of 2016 compared to the first quarter of 2015 principally reflect the net effect of (i) a decrease in net sales of $490,000 principally due to (a) the timing of customer purchases and consumer demand as a consequence of the incidence and severity of upper respiratory illnesses, (b) a decrease in operating margins due to fluctuations in our product mix shipped from period to period, offset by and (c) an increase in contract manufacturing net sales which carry lower gross margins, respectively, offset by (ii) a decrease in $482,000 in administration costs due principally to a decrease in legal and professional costs relating to now resolved litigation matters, (iii) a decrease in sales and marketing expenses of $214,000 and (iv) a decrease in research and development expenses of $122,000.

Ted Karkus, the CEO of the Company, stated, “Our product development efforts over the past several years have been largely focused on successfully leveraging the Cold-EEZE® brand. We have recently met with approximately 80 key retailers and introduced to the trade a new and innovative Cold-EEZE® branded product that will continue to broaden and strengthen our cough/cold product line for the 2016/2017 cold season.”

Mr. Karkus continued, “In order to offset the seasonality of our current revenues and our dependence on the severity of the cold season, we are launching a new product line of over the counter, dietary supplements that will leverage our existing infrastructure, retail relationships and sales force. Our first new product is Legendz XLTM, a men’s dietary supplement in the male enhancement category. After extensive research and preparation, we have produced our first set of direct response television spots and initiated TV and Digital media testing. We have developed an integrated network of strategic vendors including a call center and a fulfillment center as well as the online infrastructure to execute a direct to consumer marketing and sales strategy. Our new Legendz XLTM website is now live: www.LegendzXL.com. We expect to continually refine our consumer engagement, TV spots, TV media plan and websites during 2016 in order to optimize consumer response and generate product awareness. As with any new product launch, we anticipate losses from the TK Supplements® initiatives as we optimize our direct response strategy. As brand awareness increases, our next goal will be to introduce Legendz XLTM in retail stores, leveraging our existing infrastructure and retail distribution platform. We also have developed additional dietary supplements for future introduction at the appropriate time.”

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Mr. Karkus concluded, “We anticipate hosting periodic shareholder conference calls in the future. We recently hosted a shareholder conference call on March 29, 2016 and we plan to host the next conference call when we report our second quarter financial results.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold and flu relief products. Cold-EEZE® cold remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® cold remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® cold remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XLTM. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0

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PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015

Net sales	$5,370	$5,860

Cost of sales	2,431	2,198

Gross profit	2,939	3,662

Operating expenses:
Sales and marketing	2,598	2,812
Administration	1,539	2,021
Research and development	86	208
	4,223	5,041

Loss from operations	(1,284)	(1,379)

Interest expense, net	(52)	(1)

Loss before income tax	(1,336)	(1,380)

Income tax	-	-

Net loss	$(1,336)	$(1,380)

Basic and diluted loss per share:
Net loss	$(0.08)	$(0.09)

Weighted average common shares outstanding: Basic and diluted	17,081	15,892

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PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$2,457	$1,664
Accounts receivable	$2,688	$4,000
Inventory	$4,072	$4,331
Total current assets	$10,272	$11,879
Total assets	$13,325	$14,829

Total current liabilities	$4,359	$4,534
Other long term obligations	$1,472	$1,466
Total stockholders’ equity	$7,494	$8,829

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